Exhibit 99.2

HO-HO

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

(in millions of dollars)

	Supplemental Pro Forma June 30, 2014	June 30, 2014	December 31, 2013
			(As Restated)
ASSETS
Current assets
Accounts receivable from third parties, net	$11.1	$11.1	$4.8
Accounts receivable from related parties	6.7	6.7	11.9
Allowance oil	24.3	24.3	10.0
Prepaid expenses and other current assets	—	—	2.0

Total current assets	42.1	42.1	28.7
Property, plant and equipment, net	249.3	249.3	223.5

Total assets	$291.4	$291.4	$252.2

LIABILITIES
Current liabilities
Accounts payable	$5.8	$5.8	$8.4
Deferred revenue	15.1	15.1	—
Accrued liabilities	18.4	18.4	29.3
Distribution payable to SPLC	773.5	—	—

Total current liabilities	812.8	39.3	37.7
Commitments and contingencies (Note 8)

NET PARENT INVESTMENT
Net parent investment	(521.4)	252.1	214.5

Total liabilities and net parent investment	$291.4	$291.4	$252.2

The accompanying notes are an integral part of the condensed combined financial statements.

HO-HO

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in millions of dollars)

	Six Months Ended June 30,
	2014	2013
Revenue
Third parties	$58.8	$20.2
Related parties	20.7	33.7

Total revenue	79.5	53.9

Costs and expenses
Operations and maintenance—third parties	14.2	22.3
Operations and maintenance—related parties	7.2	8.6
General and administrative—third parties	1.5	0.5
General and administrative—related parties	6.8	5.5
Depreciation	5.3	3.3
Property and other taxes	3.1	2.5

Total costs and expenses	38.1	42.7

Net Income	$41.4	$11.2

The accompanying notes are an integral part of the condensed combined financial statements.

HO-HO

UNAUDITED CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in millions of dollars)

	Six Months Ended June 30,
	2014	2013
Net parent investment
Balance, beginning of year	$214.5	$118.6
Net income	41.4	11.2
Net distributions to Parent	(3.8)	(10.0)

Balance, end of the period	$252.1	$119.8

The accompanying notes are an integral part of the combined financial statements.

HO-HO

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in millions of dollars)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$41.4	$11.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	5.3	3.3
Changes in operating assets and liabilities
Accounts receivable	(6.3)	(0.6)
Accounts receivable from related parties	5.2	11.6
Allowance oil	(14.3)	(7.3)
Prepaid expenses and other current assets	2.0	1.5
Accounts payable	0.9	1.9
Deferred revenue	15.1	—
Accrued liabilities	0.8	9.4

Net cash provided by operating activities	50.1	31.0

Cash flows from investing activities
Capital expenditures	(46.3)	(21.0)

Net cash used in investing activities	(46.3)	(21.0)

Cash flows from financing activities
Net distributions to Parent	(3.8)	(10.0)

Net cash used in financing activities	(3.8)	(10.0)
Net (decrease) increase in cash	—	—
Cash at beginning of the period	—	—
Cash at end of the period	$—	$—

Supplemental Cash Flow Information
Non-cash investing transactions:
Change in accrued capital expenditures	$(15.2)	$4.0

The accompanying notes are an integral part of the condensed combined financial statements.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

1. Business and Basis of Presentation

Description of Business

Our business is a crude pipeline system from Houston, Texas to Houma, Louisiana (“Ho-Ho”), owned by Shell Pipeline Company LP (“SPLC”), a subsidiary of Shell Oil Company. In anticipation of an initial public offering (“IPO”) of common units by Shell Midstream Partners, L. P. (the “Partnership”), SPLC identified certain pipeline assets that would be contributed to the Partnership through certain formation transactions. References to “we,” “our,” “us,” “predecessor,” and similar expressions refer to Ho-Ho. The term “our Parent” refers to SPLC, any entity that wholly owns SPLC, including Shell Oil Company and Royal Dutch Shell plc (“RDS”), and any entity that is wholly owned by the aforementioned entities, excluding Ho-Ho.

We are engaged in the transportation of crude oil by pipeline. As such, our common carrier tariffs are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). We operate under a FERC-approved tariff, which establishes rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariff are a function of our costs of providing service to our customers, including a reasonable return on our invested capital. Our revenues are primarily dependent upon the level of utilization of our pipeline system to transport crude oil. The title to the crude oil remains with the shipper during the transportation process and title does not transfer to us. Therefore, the shipper bears the commodity price risk related to the crude oil transported. We bear commodity price risk on our allowance oil. See discussion in Note 2 Summary of Significant Accounting Policies for further details on our allowance oil.

We completed the reversal of Ho-Ho in December 2013 which now flows from the Houston, Texas area to St. James and Clovelly, Louisiana. Ho-Ho transports growing light crude oil volumes arriving in the Houston market from the Eagle Ford shale, the Permian Basin and the Bakken shale to Gulf Coast refining centers. Our operations consist of one reportable segment.

Basis of Presentation

These condensed combined financial statements were prepared in connection with the proposed IPO of the Partnership, and were derived from the financial statements and accounting records of our Parent. These statements reflect the condensed combined historical results of operations, financial position and cash flows of the predecessor as if such business had been a separate entity for all periods presented. All intercompany transactions and accounts between Ho-Ho and SPLC have been reflected as Net parent investment in the condensed combined balance sheet. The assets and liabilities in these condensed combined financial statements have been reflected on our Parent’s historical cost basis, as immediately prior to the proposed IPO, all of the assets and liabilities presented will be transferred to the Partnership within the Parent’s consolidated group in a transaction under common control. The condensed combined statements of operations also includes expense allocations for certain functions historically performed by the Parent, including allocations of general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance, and share-based compensation. The portion of expenses that are specifically identifiable are directly expensed to Ho-Ho, with the remainder allocated on the basis of fixed assets, headcount, labor or other measure. Our management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocation of expenses from the Parent, are reasonable. Nevertheless, the condensed combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. See details of related party transactions at Note 7 Related Party Transactions.

We do not maintain separate bank accounts. The cash generated and used by our operations is deposited to SPLC’s centralized account which is comingled with the cash of other pipeline entities controlled by SPLC. SPLC funds our operating and investing activities as needed. Accordingly, we did not record any cash and cash equivalents held by SPLC on our behalf for any period presented. We reflected the cash generated by our operations and expenses paid by our Parent on our behalf of our operations as a component of Net parent investment on the accompanying condensed combined balance sheet and combined statements of changes in net parent investment, and as part of “Net contributions from (distributions to) Parent” on the accompanying condensed combined statements of cash flows.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

These unaudited condensed combined financial statements reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to fairly state the financial position as of and results of operations for the periods presented. Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in annual financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted. Interim period results are not necessarily indicative of results of operations or cash flows for a full year.

These combined financial statements should be read in conjunction with our audited combined financial statements and the notes thereto included elsewhere in this prospectus.

Revision of Previously Issued Financial Statements

Management identified an error in our previously issued combined financial statements resulting in the restatement of the combined audited financial statements for the year ended December 31, 2013 and the revision of the combined financial statements for the six months ended June 30, 2014. As a result of the error, revenue and net income were understated by $2.8 million for the year ended December 31, 2013. Additionally, net parent investment and total assets were understated by $1.9 million for the year ended December 31, 2013 and $1.0 million for the six months ended June 30, 2014 after giving effect to certain payments made on accounts receivable. The error was the result of revenue attributable to us that was instead recorded by administrative error to an unrelated pipeline system owned by an affiliate. The error, which impacted the fourth quarter of 2013, resulted from a manual data entry mistake. Management has concluded that the previously issued financial statements for the year ended December 31, 2013 are materially misstated and require restatement. For the six months ended June 30, 2014, management concluded that the errors were not material but has revised these financial statements to reflect the 2013 error. The schedule below provides a summary of the impact of the adjustments on our combined financial statements.

	Ho-Ho Year Ended December 31, 2013
	(in millions of dollars)
	As Previously Reported	Adjustments	As Restated
Balance Sheet:
Accounts receivable—third parties, net	4.6	0.2	4.8
Accounts receivable—related parties	11.2	0.7	11.9
Allowance oil	9.0	1.0	10.0
Total current assets	26.8	1.9	28.7
Total assets	250.3	1.9	252.2
Net parent investment	212.6	1.9	214.5
Total liabilities and net parent investment	250.3	1.9	252.2

	Ho-Ho Six Months Ended June 30, 2014
	(in millions of dollars)
	As Previously Reported	Adjustments	As Revised
Balance Sheet:
Allowance oil	23.3	1.0	24.3
Total current assets	41.1	1.0	42.1
Total assets	290.4	1.0	291.4
Net parent investment	251.1	1.0	252.1
Total liabilities and net parent investment	290.4	1.0	291.4

Statement of Changes in Net Parent Investment:
Balance, beginning of year	212.6	1.9	214.5
Net distributions to Parent	(2.9)	(0.9)	(3.8)
Balance, end of period	251.1	1.0	252.1

Statement of Cash Flows:
Accounts receivable	(6.5)	0.2	(6.3)
Accounts receivable from related parties	4.5	0.7	5.2
Net cash provided by operating activities	49.2	0.9	50.1
Net distributions to Parent	(2.9)	(0.9)	(3.8)
Net cash used in financing activities	(2.9)	(0.9)	(3.8)

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies

Principles of Combination

Our condensed combined financial statements include the accounts of the Ho-Ho pipeline business. The assets and liabilities in the accompanying condensed combined financial statements have been reflected on a historical basis. All significant intercompany accounts and transactions within the Ho-Ho pipeline business are eliminated upon combination.

Regulation

Certain of Ho-Ho’s businesses are subject to regulation by various authorities including, but not limited to FERC. Regulatory bodies exercise statutory authority over matters such as construction, rates and ratemaking and agreements with customers.

Net Parent Investment

In the accompanying condensed combined balance sheets, Net parent investment represents SPLC’s historical investment in us, our accumulated net earnings, and the net effect of transactions with, and allocations from, SPLC and Shell Oil Company.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying condensed combined financial statements and notes. Actual results could differ from those estimates.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Revenue Recognition

Our revenues are primarily generated from crude oil transportation. In general, we recognize revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. We record revenue for crude oil transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). Revenue from transportation services is recognized upon delivery. We accrue revenue based on services rendered but not billed for that accounting month. Additionally, we provide crude storage rental services to third parties and related parties under long-term contracts.

As a result of FERC regulations, revenues we collect may be subject to refund. We establish reserves for these potential refunds based on actual expected refund amounts on the specific facts and circumstances. We had no reserves for potential refunds as of June 30, 2014 and 2013.

Our FERC-approved transportation services agreements on Zydeco entitle the customer to a specified amount of guaranteed capacity on a pipeline. This capacity cannot be pro-rated even if the pipeline is oversubscribed. In exchange, the customer makes a specified monthly payment regardless of the volume transported. If the customer does not ship its full guaranteed volume in a given month, it makes the full monthly cash payment and may ship the unused volume in a later month for no additional cash payment for up to 12 months, subject to availability on the pipeline. If there is insufficient capacity on the pipeline to allow the unused volume to be shipped, the customer forfeits its right to ship such unused volume.

Cash collected from customers for shortfalls under FERC-approved transportation services agreements are recorded as deferred revenue. We recognize deferred revenue under these arrangements into revenue once all contingencies or potential performance obligations associated with the related volumes have either (1) been satisfied through the transportation of future excess volumes of crude oil, or (2) expired (or lapsed) through the passage of time pursuant to the terms of the ship-or-pay contract. Because the expiration of a customer’s right to utilize shortfall payments is twelve months or less, we classify deferred revenue as a short term liability. As of June 30, 2014, our deferred revenue balance was $15.1 million. There was no such balance as of December 31, 2013.

Our long-term transportation agreements and tariffs for crude oil transportation include a product loss allowance, or PLA. PLA is intended to assure proper measurement of the crude oil despite solids, water, evaporation and variable crude types that can cause mismeasurement. The PLA provides additional revenue for us if product losses on our pipelines are within the allowed levels, and we are required to compensate our customers for any product losses that exceed the allowed levels. We take title to any excess loss allowance when product losses are within an allowed level, and we sell the product at prevailing market prices to related parties occasionally throughout the year.

For the six months ended June 30, 2014 and 2013, our transportation and allowance oil revenue from third parties was $58.7 million and $20.2 million, respectively; our transportation and allowance oil revenue from related parties was $18.8 million and $30.6 million, respectively; our storage services revenue from third parties was $0.1 million and zero, respectively; our storage services revenue from related parties was $1.9 million and $3.1 million, respectively.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its historical cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that placed the asset in service. Expenditures for major renewals and betterments are capitalized while those minor replacement, maintenance, and repairs which do not improve or extend asset life are expensed when incurred. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs.

We use the straight-line method to depreciate property, plant and equipment based on the estimated useful life of the asset.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Allowance Oil

A PLA factor per barrel is incorporated into applicable crude oil tariffs to cover evaporation and other loss in transit. Allowance oil represents the net difference between the tariff PLA volumes and the actual volumetric losses. Our allowance oil is valued at cost using the average market price of the relevant type of crude oil during the month product was transported.

As of June 30, 2014 and December 31, 2013, our allowance oil was $24.3 million and $10.0 million, respectively. Gains and losses from the conversion of allowance oil to cash are included in Revenue in the accompanying condensed combined statements of operations. Gains and losses from pipeline operations that relate to allowance oil are recorded in Operations and maintenance in the accompanying condensed combined statements of operations.

Accounts Receivable and Allowance for Doubtful Receivables

Accounts receivable represent valid claims against customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. We establish provisions for losses on accounts receivable due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators, and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. As of June 30, 2014 and December 31, 2013, our allowance for doubtful accounts was not material.

Income Taxes

Ho-Ho was not a standalone entity for income tax purposes and was included as part of SPLC. SPLC is a disregarded entity for income tax purposes and is not subject to either federal income taxes or generally to state income taxes. Therefore, we have excluded income taxes from the accompanying condensed combined financial statements, except for certain state margin taxes of less than $0.1 million for the six months ended June 30, 2014 and 2013, which is reflected in Property and other taxes in the accompanying condensed combined statements of operations.

Pensions and Other Postretirement Benefits

We do not have our own employees. Employees that work on our pipeline are employees of SPLC and we share employees with other SPLC-controlled and non-controlled entities. For presentation of the accompanying condensed combined financial statements, our portion of payroll costs and employee benefit plan costs have been allocated to us as a charge to us by SPLC and Shell Oil Company. Shell Oil Company sponsors various employee pension and postretirement health and life insurance plans. For purposes of the accompanying condensed combined financial statements, we are considered to be participating in multiemployer benefit plans of Shell Oil Company. We participate in the following defined benefits plans: Shell Oil Pension Plan, Alliance Pension Plan, Shell Oil Retiree Health Care Plan, and Pennzoil-Quaker State Retiree Medical & Life Insurance. As a participant in multiemployer benefit plans, we recognize as expense in each period an allocation from Shell Oil Company, and we do not recognize any employee benefit plan assets or liabilities.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Environmental Matters

We are subject to federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their economic benefit. We expense costs such as permits, compliance with existing environmental regulations, remedial investigations, soil sampling, testing and monitoring costs required to meet applicable environmental laws and regulations where prudently incurred or determined to be reasonably possible in the ordinary course of business. We are permitted to recover such expenditure through tariff rates charged to customers. We also expense costs that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable. We do not use regulatory accounting principles.

In 2013, the West Columbia pipeline experienced a breach in which approximately 940 barrels of oil released in the vicinity of the pipeline. We incurred $12.1 million in costs due to several large maintenance projects related to the containment of this incident at the West Columbia pipeline during 2013. As of December 31, 2013, we accrued $1.3 million for clean-up costs at West Columbia. There was no accrual for West Columbia as of June 30, 2014. We accrued additional clean-up costs unrelated to West Columbia of $1.5 million as of December 31, 2013 and $1.5 million as of June 30, 2014.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are probable and reasonably estimable.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Fair Value Estimates

We develop estimates of fair value to assess impairment of long-lived assets. We have utilized all available information to make these fair value determinations. The estimated fair value of accounts receivable, accounts payable, and accrued liabilities approximate their carrying values due to their short term nature.

Net income per unit

During the periods presented, we were 100% owned by SPLC. Accordingly, we have not presented net income per unit.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued accounting standards updates to Topic 205, “Presentation of Financial Statements” and to Topic 360, “Property, Plant, and Equipment” to change the criteria for reporting discontinued operations. The amendments modify the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity’s operations and financial results. These amendments require additional disclosures about discontinued operations and new disclosures for other disposals of individually material components of an organization that do not meet the definition of a discontinued operation. In addition, the guidance allows companies to have significant continuing involvement and continuing cash flows with the discontinued operation. These provisions are effective prospectively for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance, effective January 1, 2015, will not affect our financial position or results of operations; however, it may result in changes to the manner in which future dispositions of operations or assets, if any, are presented in our combined financial statements, or it may require additional disclosures.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) issued a new accounting standard, Topic 606, “Revenue from Contracts with Customers,” to clarify the principles for recognizing revenue. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard also requires improved interim and annual disclosures that enable the users of financial statements to better understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The accounting standards update will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2016, and interim periods within those years, with no early adoption permitted. We are currently evaluating the effect that adopting this new standard will have on our combined financial statements and related disclosures.

4. Accounts Receivable

Accounts receivable from third parties consist of the following at June 30, 2014 and December 31, 2013 (in millions of dollars):

	June 30, 2014	December 31, 2013
		(As Restated)
Trade customers	$11.2	$4.9
Allowance for doubtful accounts	(0.1)	(0.1)

Accounts receivable from third parties, net	$11.1	$4.8

5. Property, Plant and Equipment

Property, plant and equipment consist of the following at June 30, 2014 and December 31, 2013 (in millions of dollars):

	Depreciable Life	June 30, 2014	December 31, 2013
Land	—	$1.1	$0.7
Building and improvements	10 – 40 Years	8.2	8.2
Pipeline and equipment	10 – 30 Years	253.3	257.0
Other	5 – 25 Years	5.2	5.2

		267.8	271.1
Less: Accumulated depreciation		(60.0)	(54.8)

		207.8	216.3
Construction in progress		41.5	7.2

Property, plant and equipment, net		$249.3	$223.5

Depreciation expense on property, plant and equipment of $5.3 million and $3.3 million is included in Depreciation in the accompanying condensed combined statements of operations for the six months ended June 30, 2014 and 2013, respectively.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. Accrued liabilities

Accrued liabilities consist of the following as of (in millions of dollars):

	June 30, 2014	December 31, 2013
Transportation, project engineering	$15.9	$27.2
Property taxes	2.1	0.6
Other accrued liabilities	0.4	1.5

Accrued liabilities	$18.4	$29.3

7. Related Party Transactions

Related party transactions included transactions with our Parent and our Parents’ affiliates including those entities that our Parent has an ownership interest in but does not have control.

Cash Management Program

Ho-Ho participates in its Parent’s centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for the Parent. As part of this program, our Parent maintains all cash generated by Ho-Ho’s operations and cash required to meet Ho-Ho’s operating and investing needs is provided by our Parent as necessary. Net cash generated by or used by Ho-Ho’s operations are reflected as a component of Net parent investment on the accompanying condensed combined balance sheets and as “Net contributions from (distributions to) Parent” on the accompanying condensed combined statements of cash flows. No interest income has been recognized on net cash kept by the Parent since, historically, Ho-Ho was not charged interest on intercompany balances.

All significant intercompany transactions between us and SPLC have been included in the accompanying condensed combined financial statements and are considered to be effectively settled for cash in the accompanying condensed combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying condensed combined statements of cash flow as a financing activity, in the accompanying condensed combined statements of change in net parent investment as “Net contributions from (distributions to) Parent,” and in the accompanying condensed combined balance sheets as Net parent investment.

Other Related Party Balances

We had accounts receivable with related parties other than SPLC arising in the ordinary course of business of approximately $6.7 million and $11.9 million as of June 30, 2014 and December 31, 2013, respectively.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Related Party Revenues and Expenses

We provide crude oil transportation and storage services to related parties under long-term contracts. We entered into these contracts in the normal course of our business and the services are based on the same terms as third parties. Revenues related to the transportation of crude oil and allowance oil for related parties were approximately $18.8 million and $30.6 million for each of the six months ended June 30, 2014 and 2013, respectively. Revenues related to storage services from related parties were approximately $1.9 million and $3.1 million for each of the six months ended June 30, 2014 and 2013, respectively.

Historically, Shell Oil Company, SPLC and its related parties performed certain services which directly and indirectly supported Ho-Ho’s operations. Personnel and operating costs incurred by our Parent on our behalf were charged to Ho-Ho and are included in either general and administrative expenses or operations and maintenance expenses, depending on the nature of the employee’s role in our operations in the accompanying condensed combined statement of operations. Shell Oil Company and SPLC also performs certain general corporate functions for Ho-Ho related to finance, legal, information technology, human resources, communications, ethics and compliance, and other shared services. During the six months ended June 30, 2014 and 2013, Ho-Ho was allocated $6.8 million and $5.5 million, respectively, of indirect general corporate expenses incurred by Shell Oil Company and SPLC which are included within general and administrative expenses in the accompanying condensed combined statements of operations. These allocated corporate costs relate primarily to the wages and benefits of Shell Oil Company and SPLC employees that support our operations. Expenses incurred by our Parent on our behalf have been allocated to us on the basis of direct usage when identifiable. Where costs incurred by our Parent could not be determined to relate to Ho-Ho by specific identification, these costs were primarily allocated to us on the basis of headcount, labor or other measure. The expense allocations have been determined on a basis that both the Parent and Ho-Ho consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, fully reflect the expenses Ho-Ho would have incurred as a separate, publicly-traded company for the periods presented. All employees performing services on behalf of our operations are employees of SPLC, a subsidiary of Shell Oil Company. Included in the table below within costs and expenses are costs of such employees.

We are covered by the insurance policies of SPLC. As of June 30, 2014 and December 31, 2013, our allocated prepaid insurance balance was zero and $2.0 million, respectively. Our insurance expense was $2.0 million and $1.5 million for the six months ended June 30, 2014 and 2013, respectively.

The following table shows related party expenses, including personnel costs described above, incurred by Shell Oil Company and SPLC on our behalf that are reflected in the accompanying condensed combined statements of operations for the six months ended June 30 (in millions of dollars):

	Six months ended June 30,
	2014	2013
Operations and maintenance	$7.2	$8.6
General and administrative	6.8	5.5

Pension and retirement savings plans

Employees who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by our Parent, which includes other Parent subsidiaries. Our share of pension and postretirement health and life insurance costs for six months ended June 30, 2014 and 2013 was $2.2 million and $1.6 million respectively. Our share of defined contribution plan costs for the same periods was $0.4 million and $0.6 million, respectively. Pension and defined contribution benefit plan expenses are included in either general and administrative expenses or operations and maintenance expenses in the accompanying condensed combined statement of operations, depending on the nature of the employee’s role in our operations.

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

Share-based compensation

Our Parent’s incentive compensation programs primarily consist of share awards, restricted share awards or cash awards (any of which may be a performance award). The Performance Share Plan (PSP) was introduced in 2005 by our Parent. Conditional awards of RDS shares are made under the terms of the PSP to some 15,000 employees each year. The extent to which the awards vest is determined over a three-year performance period. Half of the award is linked to the key performance indicators, averaged over the period. For the PSP awards made prior to 2010, the other half of the award was linked to the relative total shareholder return over the period compared with four main competitors of RDS. For awards made in 2010 and onwards, the other half of the award is linked to a comparison with four main competitors of RDS over the period on the basis of four relative performance measures. All shares that vest are increased by an amount equal to the notional dividends accrued on those shares during the period from the award date to the vesting date. None of the awards results in beneficial ownership until the shares are delivered.

Under the PSP, awards are made on a highly selective basis to senior personnel. Shares are awarded subject to a three-year vesting period. All shares that vest are increased by an amount equal to the notional dividends accrued on those shares during the period from the award date to the vesting date.

Certain Parent employees supporting Ho-Ho’s operations as well as other RDS operations were historically granted these types of awards. These share based compensation costs have been allocated to Ho-Ho as part of the cost allocations from its Parent. These costs totaled $0.1 million for the six months ended June 30, 2014 and 2013. Share-based compensation expense is included in general and administrative expenses in the accompanying condensed combined statement of operations.

8. Commitments and Contingencies

Legal Proceedings

Our Parent and certain affiliates are named defendants in lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect that the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.

Other Commitments

We hold cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of our pipeline systems. Obligations under these easements are not material to the results of our operations.

Ho-Ho is also obligated under various long-term and short-term non-cancellable operating leases, primarily related to tank farm land leases. Several of the leases provide for renewal terms. As of June 30, 2014, we have the following long-term lease obligation related to tank farm land lease (in millions of dollars):

	Total	Less than 1 year	Years 2 to 3	Years 4 to 5	More than 5 years
Operating lease for land	$2.0	$0.5	$1.1	$0.4	—

HO-HO

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. Subsequent Events

Subsequent events were evaluated through July 31, 2014, the date on which the financial statements of our parent Royal Dutch Shell plc were issued, for potential recognition, and through September 22, 2014, the date on which our financial statements were available to be issued for disclosure in the accompanying combined financial statements.

Zydeco Transaction

On July 1, 2014, SPLC contributed a crude oil pipeline system from Houston, Texas to Houma, Louisiana that comprises Ho-Ho and related property, plant and equipment to Zydeco. Current assets and liabilities were retained by SPLC.

On August 6, 2014, Zydeco entered into a $30.0 million revolving credit facility agreement with an affiliate of Shell as lender. The credit facility matures in August 2019 and provides for customary covenants for comparable commercial borrowers and contains customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-payment default (to indebtedness in excess of a threshold amount). Indebtedness under this facility will bear interest at LIBOR plus a margin, which is based on a derived credit rating and market conditions. This facility also includes customary fees, including issuance and commitment fees. As of September 22, 2014, there is $6.0 million outstanding under this credit facility.